Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement of Zip Global Holdings, Inc. on Form SB-2 of our report dated June 6, 2006 (except as to Note K which is June 19, 2006 and Notes L and M which are September 29, 2006) appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Meyler & Company LLC
Middletown, NJ
October 3, 2006